Exhibit 99.1

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

AND CHAIRMAN OF THE BOARD

On January 19 and 20, 2022, the Board of Directors of J.B. Hunt Transport Services, Inc. (the “Company”), through either its Executive Compensation Committee or its independent directors, as applicable, approved the following compensation for each of the Company’s named executive officers and for the Chairman of the Board. All base salaries are effective January 31, 2022. The following compensation excludes awards which may be made under our Management Incentive Plan:

			All Other
	Base	Bonus	Compensation
Named Executive Officer	Salary	($)	($)

John N. Roberts, III
President, CEO	$980,000	(1)	(3), (4)

John Kuhlow
CFO, EVP	$475,000	(1)	(3), (4)

Shelley Simpson
CCO, EVP People and Human Resources	$625,000	(1)	(3), (4)

Nicholas Hobbs
COO, President of Contract Services, EVP	$625,000	(1)	(3), (4)

Darren Field
President of Intermodal, EVP	$525,000	(1)	(3), (4)

Kirk Thompson
Chairman of the Board	$425,000	(2)	(3), (4)

(1)

The Company has a performance-based bonus program that is related to the Company’s operating income for calendar year 2022 (the “2022 Company Bonus Plan”). According to the 2022 Company Bonus Plan, each of the Company’s named executive officers may earn a bonus ranging from zero to 60% of the executives’ annual base salary. The Company also has a Performance Growth Incentive bonus plan for calendar year 2022 (the “2022 PGI Bonus Plan”) that is related to the Company’s net revenue and earnings before taxes for calendar year 2022. Under the plan, John Roberts, as CEO and President, may earn a bonus ranging from zero to 125% of his annual base salary. Each other named executive officer may earn a PGI bonus ranging from zero to 100% of his or her annual base salary.

(2)	Kirk Thompson, as Chairman of the Board, is not eligible to participate in the 2022 Company Bonus Plan or the 2022 PGI Bonus Plan.

(3)	The Company provides certain perquisites which are disclosed annually in the Company’s proxy statement for its Annual Meeting of Stockholders.

(4)

The Company has a 401(k) retirement plan that includes matching contributions on behalf of each of the named executive officers. The plan is expected to pay each named executive officer approximately $9,000 during 2022.